Exhibit 99.1

NTN BUZZTIME, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2006 RESULTS

•	Revenues increased 8% year over year: 7% increase in Entertainment Division

•	Cash and equivalents increased $2.8 million in 2006 to $8.8 million, $0.8 million in Q4 2006

•	Operating cash flow from the Entertainment Division totaled $5.7 million in 2006, an improvement of $2.5 million over prior year

•	Company begins reporting non-core businesses as “Discontinued Operations” as it executes its divestiture plan

CARLSBAD, Calif., March 14/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (Amex: NTN), a leader in interactive communications and entertainment products for the hospitality industry and for the home, today announced results for the fourth quarter and full year ended December 31, 2006. In anticipation of its planned divestiture of its Hospitality Division, NTN has classified its non-core businesses as “Discontinued Operations” while the Entertainment Division, consisting of the Buzztime iTV Network and Buzztime Distribution (formerly known as Buzztime Entertainment) comprises “Continuing Operations”.

Entertainment Division Financial Results (Continuing Operations)

Results for the Fourth Quarter Ended December 31, 2006

Revenue from continuing operations, which consists solely of the Entertainment Division, decreased $0.1 million or 2% to $8.5 million for the fourth quarter of 2006, compared to revenues of $8.6 million for the fourth quarter of 2005. The Entertainment Division net loss for the fourth quarter of 2006 was $52,000 compared to net income of $362,000 for the fourth quarter of 2005.

The Buzztime iTV Network revenues for the fourth quarter of 2006 were $8.3 million, comparable to the fourth quarter of 2005. Gross margin as a percentage of revenue for Buzztime iTV network increased to 72% in 2006 from 70% in 2005 due to operational cost savings. Adjusted EBITDA for the Buzztime iTV Network was $1.5 million in the fourth quarter of 2006 and 2005. (Adjusted EBITDA is a non-GAAP measure representing earnings before interest, taxes, depreciation and amortization, non-cash stock based compensation and non-cash impairment charges; a reconciliation to GAAP is provided in the tables below). The Buzztime iTV Network net income for the fourth quarter was $0.3 million compared to $0.5 million for the fourth quarter of 2005. The Buzztime iTV Network net income includes $0.2 million in stock option expense related to the adoption of SFAS 123R effective January 1, 2006; no such charge was recognized in 2005.

The Buzztime Distribution revenues for the fourth quarter of 2006 were $163,000, a decrease of $171,000 compared to the fourth quarter of 2005. The Buzztime Distribution net loss for the fourth quarter of 2006 was $368,000, compared to a net loss of $144,000 in the fourth quarter of 2005.

Results for the Year Ended December 31, 2006

Revenue from continuing operations increased $2.3 million or 7% to $33.0 million in 2006 from $30.7 million in 2005. The Entertainment Division’s net loss for 2006 was $1.5 million, the same as 2005.

The Buzztime iTV Network revenues increased $2.8 million or 10% to $32.2 million in 2006 from $29.4 million in 2005 due to a worldwide increase in average number of subscribers year-over-year. Gross margin as a percentage of revenue for the Buzztime iTV network increased to 70% in 2006 from 69% in 2005 due to operational cost savings. Adjusted EBITDA (non-GAAP) for the Buzztime iTV Network increased $1.7 million or 48% to $5.2 million in 2006 from $3.5 million in 2005 due to the revenue growth and operational savings. The Buzztime iTV Network net loss (GAAP) was $0.3 million in 2006 compared to a net loss of $0.1 million in 2005. The Buzztime iTV Network net loss includes $0.9 million in stock option expense related to the adoption of SFAS 123R effective January 1, 2006; no such charge was recognized in 2005.

“We generated approximately $800,000 in cash during the fourth quarter of 2006 and $2.8 million for the full year, leaving us with $8.8 million in cash as of the end of the year,” said Dario L. Santana, Chief Executive Officer. “With improved financial strength and a focus on our core business, we are committed and well-positioned to execute our growth strategy without the need for additional capital.”

The Buzztime Distribution revenues decreased $0.6 million to $0.8 million in 2006 from $1.4 million in 2005 due to a reduction in royalties from our retail products year over year. The Buzztime Distribution net loss improved $0.2 million to a net loss of $1.2 million in 2006 from a net loss of $1.4 million in 2005. This improvement was due to a reduction in labor costs related to the completion of development projects which more than offset the loss in gross margin.

“During the quarter, we announced a technical paper co-authored with Cox Communications, which outlines our thinking surrounding the deployment of real-time, community-based interactive gaming for pay TV systems,” said Santana. “Cox’s selection of NTN Buzztime for this joint-effort reaffirms our leadership position in iTV gaming services targeting broadband video subscribers.”

Hospitality Division Financial Results (Discontinued Operations)

The results of the Hospitality Division are included in Discontinued Operations following the Company’s anticipated divestiture plan to sell these businesses.

Results for the Fourth Quarter Ended December 31, 2006

The Hospitality Division revenues for the fourth quarter of 2006 were $2.6 million, consistent with revenues for the fourth quarter of 2005. The Hospitality Division net loss for the fourth quarter of 2006 was $2.9 million compared to an $188,000 loss for the fourth quarter of 2005. The Hospitality Division consists of two segments, Wireless and Software Solutions.

The Wireless segment reported revenues of $1.4 million and net income of $69,000 for the fourth quarter of 2006, representing a slight decrease in revenue and net income compared to the prior year period. The Software Solutions segment had revenues of $1.2 million and a net loss of $3.0 million, representing a slight increase in revenue and a $2.6 million increase in the net loss compared to the fourth quarter of 2005. The increase in the net loss for Software Solutions is due to the recognition of non-cash charges totaling $2.7 million related to the impairment of goodwill and other intangibles.

“As a result of our intensified efforts to find buyers for these businesses including hiring an investment bank, we have made significant progress and expect to close on the sale of both NTN Wireless and Software Solutions during the first half of 2007,” said Mr. Santana. “Divesting these businesses will allow us to focus on our core business of entertaining players in our network of approximately 4,000 restaurants and sports bars worldwide.”

Results for the Year Ended December 31, 2006

Revenue for the Hospitality Division increased $0.9 million or 9% to $10.9 million in 2006 from $10.0 million in 2005. The Hospitality Division net loss for 2006 was $3.3 million compared to $0.6 million for 2005.

Revenue for the Wireless segment increased $0.4 million or 7% to $6.1 million in 2006 from $5.7 million in 2005 due to a large installation of our Wireless products in 2006. Gross margin as a percentage of revenue for Wireless decreased to 37% in 2006 from 42% in 2005 due to increases in the unit cost of two of our products and an increase in the sales generated by resellers, which carry lower gross margins. Adjusted EBITDA for the Wireless segment was $0.8 million in 2006 compared to $0.9 million in 2005. The Wireless net income was $0.7 million in 2006 compared to $0.8 million in 2005.

Revenue for Software Solutions increased $0.6 million or 13% to $4.9 million in 2006 from $4.3 million in 2005. The increase was primarily due to sales associated with software licenses, installations and development services and support and maintenance fees. Gross margin as a percentage of revenue for Software Solutions increased to 91% in 2006 from 86% in 2005 due to decreases in pass-through license sales and a reduction in hardware sales each of which carry a lower gross margin relative to other Software Solutions products. Adjusted EBITDA for Software Solutions was $(0.8) million in 2006 compared to $(0.7) million in 2005. The Software Solutions net loss was $3.9 million in 2006 compared to $1.4 million in 2005. The increase in the net loss for Software Solutions is due to the recognition of non-cash charges totaling $2.7 million related to the impairment of goodwill and other intangibles.

A detailed schedule reconciling net income and loss, the nearest GAAP measure, to Adjusted EBITDA is included in the following supplemental tables. Adjusted EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the Company's operating performance. Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP financial information such as Adjusted EBITDA, by its nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare NTN's results with results of other companies.

A Strategic Roadmap for Growth – An Update from the CEO

“During the last quarterly update, I outlined a strategic roadmap designed to drive top-line growth during 2007 and beyond; this strategy has as its foundation four key elements: grow player community, increase focus on national accounts, grow advertising revenue and improve product segmentation,” said Mr. Santana. “Since then, NTN Buzztime has reached a number of important milestones demonstrating that this management team is single-mindedly pursuing a growth strategy consistent with our stated roadmap. Key milestones achieved since our last update include:

•	Restructured organization to achieve greater clarity, accountability and focus across the entire organization

•	Launched new strategic marketing initiatives with Southard Communication to increase consumer awareness and expand our player network.

•	Hired an expert in consumer research which provides us with the skill set necessary for success in our advertising initiative.

•	Reduced non-core workforce in our Canadian operation with anticipated annual cost savings of $350,000.

•	Made progress towards completing the divestiture of our non-core businesses.

•	Increased our ability to directly manage over sales, marketing and customer retention activities in the UK through dissolution of an exclusive sales and marketing agreement with Q109.

•

Improved ‘close-rate’ through the launch of our product segmentation initiative on January 1st; early indications point to a 5% improvement though we expect additional improvement as tactics are refined.

•	Began conducting trivia and prediction game promotions targeting both avid and casual players in January of this year.

•	Engaged a hospitality industry expert to assist with the design of a national accounts growth strategy.

•	Launched Text2TV, a new service, which capitalizes on the network’s potential for social interaction, through any mobile phone platform.”

“This organization is well positioned for success. We have the right strategy, the initiatives that support our growth vision, and the talent for effective execution,” concluded Mr. Santana.

Expected results for 2007 and beyond

“During the last earnings update, I promised to provide guidance for 2007 when we reported full year 2006 results. In line with that commitment, I share the following forward-looking statements for this calendar year: revenue is expected to grow between 4% and 6% in 2007 and we expect that EBITDA will range between $2.5 million and $3.0 million,” said Santana. “With site count remaining unchanged during 2006, 2007 revenue growth will be driven entirely by the initiatives outlined in our strategic roadmap. We should begin to see an improvement to our top-line during the second quarter and we expect accelerating growth trends during the third and fourth quarters of 2007. During 2008, we anticipate double digit growth rates with a $2.0 million improvement to EBITDA compared to 2007.”

Conference Call

Management will review these results today at 4:30 p.m. EDT. The call is open to the public. Investors may access the teleconference call by dialing (800) 896-8445 approximately 15 minutes prior to the starting time and ask to be connected to the NTN Buzztime Earnings Conference Call. International callers please dial (785) 830-1916. This call is being simultaneously web cast and can be accessed at NTN’s web site at www.ntnbuzztime.com.

A replay of the conference call will be available beginning on March 14, following the conclusion of the call, through April 13, 2007 at 11:59 p.m. EDT. Please dial (800) 243-8160. International callers please dial (402) 220-9032.

An archive of the web cast will also be available on the Company's Web site at www.ntnbuzztime.com.

About NTN Buzztime, Inc.

Based in Carlsbad, CA, NTN Buzztime, Inc. has been a leader in interactive television entertainment for more than 20 years and distributes its Play Along TV games and technology through numerous platforms including its own Buzztime® iTV Network, which is available on TVs in approximately 4,000 restaurants, sports bars and pubs throughout North America and the United Kingdom. Its innovative games are also distributed through cable TV, satellite TV, mobile phones, electronic games and books. For more information, please visit www.buzztime.com.

Forward-looking Statements;

This release contains forward-looking statements which reflect management's current views of future events and operations including but not limited to trends in subscriber preference and engagement and results of marketing strategies. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.’s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

CONTACT:

Kendra Berger

Chief Financial Officer

NTN Buzztime, Inc.

(760) 438-7400

Kendra.berger@ntnbuzztime.com

Or

Peter Seltzberg

Hayden Communications

(646) 415-8972

peter@haydenir.com

Consolidated Results For the Year Ended December 31,
Revenues by Segment:	2006	2005
Continuing Operations:
Buzztime iTV Network	$32,180,000	$29,374,000
Buzztime Distribution	805,000	1,375,000

Total Entertainment Division	32,985,000	30,749,000
Discontinued Operations:
Wireless	6,060,000	5,689,000
Software Solutions	4,876,000	4,321,000

Total Hospitality Division	10,936,000	10,010,000
Consolidated Revenues	$43,921,000	$40,759,000

Consolidated Results For the Year Ended December 31,
Income (Loss) by Segment:	2006	2005
Continuing Operations:
Buzztime iTV Network	$(328,000)	$(100,000)
Buzztime Distribution	(1,183,000)	(1,351,000)

Total Entertainment Division	(1,511,000)	(1,451,000)
Discontinued Operations:
Wireless	651,000	784,000
Software Solutions	(3,913,000)	(1,352,000)

Total Hospitality Division	(3,262,000)	(568,000)
Consolidated Net Income (Loss)	$(4,773,000)	$(2,019,000)

Consolidated Results For the Three Months Ended December 31,
Revenues by Segment:	2006	2005
Continuing Operations:
Buzztime iTV Network	$8,292,000	$8,275,000
Buzztime Distribution	163,000	334,000

Total Entertainment Division	8,455,000	8,609,000
Discontinued Operations:
Wireless	1,404,000	1,450,000
Software Solutions	1,205,000	1,138,000

Total Hospitality Division	2,609,000	2,588,000
Consolidated Revenues	$11,064,000	$11,197,000

Consolidated Results For the Three Months Ended December 31,
Income (Loss) by Segment:	2006	2005
Continuing Operations:
Buzztime iTV Network	$316,000	$506,000
Buzztime Distribution	(368,000)	(144,000)

Total Entertainment Division	$(52,000)	$362,000
Discontinued Operations:
Wireless	69,000	176,000
Software Solutions	(2,956,000)	(364,000)

Total Hospitality Division	(2,887,000)	(188,000)
Consolidated Net Income (Loss)	$(2,939,000)	$174,000

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2006 and 2005

(In thousands, except share data)

	2006	2005
ASSETS

Current Assets:
Cash and cash equivalents	$8,774	$5,982
Restricted cash	58	69
Accounts receivable, net	1,874	2,153
Investments available-for-sale	337	258
Deposits on broadcast equipment	381	799
Deferred costs	1,067	1,115
Prepaid expenses and other current assets	908	929
Assets held for sale	2,659	5,765

Total current assets	16,058	17,070

Broadcast equipment and fixed assets, net	5,919	7,810
Software development costs, net	806	706
Deferred costs	963	1,256
Goodwill	974	974
Intangible assets, net	1,561	2,027
Other assets	244	175

Total assets	$26,525	$30,018

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$1,139	$593
Accrued expenses	1,282	1,437
Sales tax payable	763	700
Accrued salaries	475	490
Accrued vacation	401	438
Income taxes payable	53	140
Obligations under capital leases – current portion	349	436
Revolving line of credit	—	700
Deferred revenue	1,486	1,420
Deferred revenue-Buzztime	340	632
Liabilities of discontinued operations	1,441	1,453

Total current liabilities	7,729	8,439

Obligations under capital leases, excluding current portion	20	366
Deferred revenue, excluding current portion	246	321

Total liabilities	$7,995	$9,126

Shareholders' equity:
Series A 10% cumulative convertible preferred stock	1	1
Common stock	272	268
Additional paid-in capital	111,617	109,860
Accumulated deficit	(93,561)	(88,788)
Accumulated other comprehensive income (loss)	201	(449)

Total shareholders' equity	18,530	20,892

Total liabilities and shareholders' equity	$26,525	$30,018

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2006, 2005 and 2004

(In thousands, except share data)

	2006	2005	2004
Revenues	$32,985	$30,749	$26,284

Operating expenses:
Direct operating costs of services (includes depreciation)	10,029	9,858	8,576
Selling, general and administrative	20,843	19,871	19,076
Litigation, legal and professional fees	1,950	1,362	1,196
Depreciation and amortization (excluding depreciation included in direct costs)	675	692	713
Research and development	207	248	316

Total operating expenses	33,704	32,031	29,877

Operating loss	(719)	(1,282)	(3,593)

Other income (expense):
Interest income	125	95	98
Interest expense	(113)	(185)	(152)
Realized loss on investment available-for-sale	(652)	—	—
Gain from litigation settlement	—	—	225

Total other income (expense)	(640)	(90)	171

Loss from continuing operations before income taxes	(1,359)	(1,372)	(3,422)
Provision for income taxes	(152)	(79)	(93)

Net loss from continuing operations	(1,511)	(1,451)	(3,515)
Net loss from discontinued operations, net of tax	(3,262)	(568)	(1,464)

Net loss	$(4,773)	$(2,019)	$(4,979)

Net loss per common share – basic and diluted:
Net loss from continuing operations	(0.03)	(0.03)	(0.06)
Net loss from discontinued operations	(0.06)	(0.01)	(0.03)

Net loss	$(0.09)	$(0.04)	$(0.09)

Weighted average shares outstanding — basic and diluted	54,267	53,501	52,599

NTN BUZZTIME, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2006, 2005 and 2004

(In thousands)

	2006	2005	2004
Cash flows provided by operating activities:
Net loss	$(4,773)	$(2,019)	$(4,979)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net loss from discontinued operations, net of tax	3,262	568	1,464
Depreciation and amortization	4,325	3,724	3,441
Provision for doubtful accounts	550	707	345
Provision for warranty reserve	—	—	17
Loss from disposition of equipment and capitalized software	394	230	164
Write-off of excess field equipment	176	—	—
Stock-based compensation changes	1,227	290	293
Realized loss on investment available for sale	652	—	—
Changes in assets and liabilities:
Restricted cash	10	—	(66)
Accounts receivable	(266)	(841)	(662)
Prepaid expenses and other assets	13	55	(338)
Accounts payable and accrued expenses	405	319	(139)
Provision for income taxes	(94)	54	13
Deferred costs	264	(492)	(883)
Deferred revenue	(301)	637	223
Deferred tax asset	(9)	(39)	—

Net cash provided by operating activities	5,835	3,193	(1,107)

Cash flows used in investing activities:
Capital expenditures	(1,109)	(1,560)	(2,061)
Software development expenditures	(401)	(360)	(416)
Deposits on broadcast equipment	(689)	(2,256)	(1,208)
Net change in loans to discontinued operations	(163)	255	(1,791)
Other	—	—	(32)

Net cash used in investing activities	(2,362)	(4,221)	(5,508)

Cash flows (used in) provided by financing activities:
Principal payments on capital leases	(433)	(370)	(181)
Borrowings from revolving line of credit	—	700	—
Principal payments on note payable and revolving line of credit	(700)	(620)	(2,548)
Proceeds from issuance of common stock, net of issuance costs	—	—	13,001
Proceeds from exercise of warrants and options	534	566	497

Net cash (used in) provided by financing activities	(599)	276	10,769

Net increase (decrease) in cash and cash equivalents	2,874	(752)	4,154

Effect of exchange rate on cash	(82)	24	53

Cash and cash equivalents at beginning of year	5,982	6,710	2,503

Cash and cash equivalents at end of year	$8,774	$5,982	$6,710

NTN BUZZTIME, INC. AND SUBSIDIARIES

Adjusted EBITDA

The following tables reconcile our net loss per GAAP to Adjusted EBITDA:

For the year ended December 31, 2006

($000)
Adjusted EBITDA Calculation:	Buzztime iTV Network	Buzztime Distribution	Software Solutions	NTN Wireless	Total
Net income (loss) per GAAP	$(328)	$(1,183)	$(3,913)	$651	$(4,773)

Interest expense, net	(15)	3	—	—	(12)
Depreciation and amortization	3,766	559	330	67	4,722
Non-cash stock based compensation	998	93	116	20	1,227
Non-cash asset impairment charge	652	—	2,712	—	3,364
Income taxes	152	—	—	19	171

Adjusted EBITDA	$5,225	$(528)	$(755)	$757	$4,700

For the year ended December 31, 2005

($000)
Adjusted EBITDA Calculation:	Buzztime iTV Network	Buzztime Distribution	Software Solutions	NTN Wireless	Total
Net income (loss) per GAAP	$(100)	$(1,351)	$(1,352)	$784	$(2,019)

Interest expense (net)	84	6	—	—	90
Depreciation and amortization	3,149	575	343	68	4,135
Non-cash stock based compensation	290	—	—	—	290
Non-cash charge related to software product sale	—	—	276	—	276
Income taxes	79	—	7	—	86

Adjusted EBITDA	$3,502	$(770)	$(726)	$852	$2,858